UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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 Preliminary Proxy Statement
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THE WARNACO GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE WARNACO GROUP, INC.
501 Seventh Avenue
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2006

To the Stockholders of
THE WARNACO GROUP, INC.:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of The Warnaco Group, Inc. (the ‘‘Company’’) will be held at the offices of the Company, 501 Seventh Avenue, New York, New York 10018, on Thursday, May 18, 2006, at 10:00 a.m., local time, or at any adjournments or postponements thereof (the ‘‘Annual Meeting’’) for the following purposes:

1.	To elect eight directors to serve until the next annual meeting and until their successors have been elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2006; and

3.	To transact such other business as may properly come before the Annual Meeting.

The attached proxy statement describes the matters to be considered at the Annual Meeting. The Board of Directors has fixed the close of business on March 31, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available at the principal executive offices of the Company located at 501 Seventh Avenue, New York, New York, 10018 for at least ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

Whether or not you expect to attend, WE URGE YOU TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. If you attend the Annual Meeting, you may vote your shares in person which will revoke any previously executed proxy.

If your shares are held of record by a broker, bank or other nominee and you wish to attend the Annual Meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and bring it to the Annual Meeting. In order to vote such shares at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Regardless of how many shares you own, your vote is very important. Please COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

By Order of the Board of Directors
JAY A. GALLUZZO Senior Vice President, General Counsel & Secretary

New York, New York
April 24, 2006

THE WARNACO GROUP, INC.
501 Seventh Avenue
New York, New York 10018

P R O X Y   S T A T E M E N T

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2006

INTRODUCTION

This proxy statement (the ‘‘Proxy Statement’’) and the accompanying proxy are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Warnaco Group, Inc., a Delaware corporation (the ‘‘Company’’), for use at the 2006 Annual Meeting of Stockholders to be held at the offices of the Company, 501 Seventh Avenue, New York, New York 10018, on Thursday, May 18, 2006, at 10:00 a.m., local time, or at any adjournments or postponements thereof (the ‘‘Annual Meeting’’), for the purposes set forth in the accompanying Notice of Annual Meeting. The Notice of Annual Meeting, Proxy Statement and accompanying proxy are first being mailed on or about April 24, 2006 to stockholders of record as of the close of business on March 31, 2006.

You can ensure that your shares are voted at the Annual Meeting by completing, signing, dating and promptly returning the enclosed proxy in the envelope provided. Sending in a signed proxy will not affect your right to attend the Annual Meeting and vote in person. You may revoke your proxy at any time before it is voted at the Annual Meeting by (1) notifying the Company's Transfer Agent, Wells Fargo Corporate Trust, Sixth & Marquette, Minneapolis, Minnesota 55479, in writing, (2) providing the Company with a subsequent properly executed proxy or (3) attending the Annual Meeting and voting in person, provided, that if your shares are held of record by a broker, bank or other nominee and you wish to attend, and vote at, the Annual Meeting, you must (a) obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares, (b) obtain a proxy issued in your name from the record holder and (c) bring both the letter and the proxy to the Annual Meeting.

The Company's principal executive offices are located at 501 Seventh Avenue, New York, New York 10018.

Voting Of Proxies

All properly executed proxies received prior to the Annual Meeting will be voted in accordance with the instructions specified therein. As to any matter for which no choice has been specified in a properly executed proxy, the shares represented thereby will be voted ‘‘FOR’’ the election of all eight nominees for the Board of Directors and ‘‘FOR’’ the ratification of the appointment of Deloitte & Touche LLP (‘‘Deloitte & Touche’’) as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2006 and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the Annual Meeting. The Board of Directors knows of no other business to come before the Annual Meeting; however, if other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote thereon in accordance with their best judgment.

Quorum; Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the total number of votes of the issued and outstanding shares of the Company's common stock, par value $0.01 per share (the ‘‘Common Stock’’), entitled to vote at the Annual Meeting is necessary to constitute a quorum in order to transact business. Abstentions and broker non-votes, if any, will be included in the calculation of the number of shares present at the Annual Meeting for purposes of determining a quorum.

Directors shall be elected by a plurality of the votes of the shares of Common Stock present at the Annual Meeting, in person or by properly executed proxy, and entitled to vote. In determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes, if any, will have no effect on the outcome of the vote.

Approval of the ratification of the appointment of Deloitte & Touche as the Company's independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting, in person or by properly executed proxy and entitled to vote. In determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes, if any, will be counted and will have the same effect as a vote against the proposal.

Outstanding Voting Securities

As of the close of business on March 31, 2006, the record date for determining stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote 46,997,453 shares of Common Stock. Each share of Common Stock is entitled to one vote per share. Only stockholders of record as of the close of business on March 31, 2006 will be entitled to notice of and to vote at the Annual Meeting.

Solicitation Of Proxies

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, facsimile transmission, telegram, telephone and other methods of communication. The Company is using the services of Morrow & Co., Inc. to assist in soliciting proxies. The Company expects that the fees and expenses for such services will not exceed $15,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to their beneficial owners, and the Company will reimburse them for their reasonable expenses incurred in connection therewith. Directors, officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telegram, personal visit or otherwise.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected to serve until the next annual meeting and until their successors have been elected and qualified. The eight nominees for directors (each of whom is currently a member of the Board of Directors) are David A. Bell, Robert A. Bowman, Richard Karl Goeltz, Joseph R. Gromek, Sheila A. Hopkins, Charles R. Perrin, Donald L. Seeley and Cheryl Nido Turpin. Certain biographical information regarding the eight nominees is set forth below.

All proxies properly executed and received by the Company will be voted ‘‘FOR’’ the election of the Board of Directors' nominees unless contrary instructions are given. If one or more of the Board of Directors' nominees is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the number of directors is reduced by the Board of Directors, for such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ THE ELECTION OF ITS NOMINEES, WHICH IS DESIGNATED AS ITEM NO. 1 ON THE ENCLOSED PROXY CARD.

BIOGRAPHICAL INFORMATION

Set forth below are the name, age (as of March 31, 2006), positions and offices with the Company, if applicable, and other selected biographical information of each (1) director nominee and (2) non-director executive officer of the Company.

Biographical Information of the Director Nominees

Charles R. Perrin, 60, has been a director of the Company since April 2003 and has served as the Company's Non-Executive Chairman since March 2004. Mr. Perrin served as Acting Non-Executive Chairman from January 2004 until March 2004. Mr. Perrin served as Chairman of Avon Products, Inc. (‘‘Avon’’) from May 1999 to November 1999 and Chief Executive Officer of Avon from July 1998 to

November 1999. He served as Avon's Vice Chairman from January 1998 to May 1999 and Avon's Chief Operating Officer from January 1998 to July 1998. Mr. Perrin served as Chairman and Chief Executive Officer of Duracell International, Inc. from 1994 to 1996. He is a trustee of Trinity College, Chairman of Ability Beyond Disability, Chairman of Clearpool, Inc., and is a director of Campbell Soup Company and Eastern Mountain Sports.

David A. Bell, 62, has been a director of the Company since April 2003. Since March 16, 2006, Mr. Bell has served as Chairman Emeritus of The Interpublic Group of Companies (‘‘Interpublic’’), a provider of advertising, specialized marketing and communication services. Previously, he served as Interpublic's Co-Chairman from January 2005 until March 15, 2006, Chairman and Chief Executive Officer from February 2003 to January 2005 and Vice Chairman from June 2001 to February 2003. From March 1999 to 2001, he served as Chairman and Chief Executive Officer of True North Communications, Inc., a provider of advertising and marketing communication services. From 1992 to March 1999, he served as Chairman and Chief Executive Officer of Bozell Worldwide. He is currently Chairman of PRO-AD PAC, the advertising industry's political action committee. Mr. Bell also serves on the Board of Directors of Primedia, Inc., The New York City Partnership and The National Forest Foundation.

Robert A. Bowman, 50, has been a director of the Company since January 2004. He currently serves as President and Chief Executive Officer of Major League Baseball Advanced Media (‘‘MLB.com’’), the internet and interactive media unit of Major League Baseball. Prior to joining MLB.com in November 2000, Mr. Bowman was President and Chief Executive Officer of Cyberian Outpost, Inc., an online retailer of computers and electronics. Before he joined Cyberian Outpost in September 1999, Mr. Bowman held several senior management positions at ITT Corporation, including President, Chief Operating Officer and Chief Financial Officer. Earlier in his career, Mr. Bowman served for eight years as Treasurer of the State of Michigan. Mr. Bowman is currently a director of World Wrestling Entertainment, Inc. and Blockbuster, Inc.

Richard Karl Goeltz, 63, has been a director of the Company since July 2002. From 1996 to 2000, Mr. Goeltz served as Vice Chairman and Chief Financial Officer of the American Express Company, a provider of travel, payment, financial advisory and international banking services. Previously, Mr. Goeltz was Group Chief Financial Officer and a member of the Board of Directors of NatWest Group (‘‘NatWest’’), the parent company of National Westminister Bank PLC. Prior to joining NatWest, Mr. Goeltz served The Seagram Company for over 20 years in a variety of management positions. Mr. Goeltz is a director of Federal Home Loan Mortgage Corporation (‘‘Freddie Mac’’), the New Germany Fund and Aviva plc, a member of the Board of Overseers of Columbia Business School, a director of Opera Orchestra of New York, a member of the Council on Foreign Relations and a member of the Court of Governors and the Council of the London School of Economics and Political Science.

Joseph R. Gromek, 59, has served as President and Chief Executive Officer of the Company since April 2003, at which time he was also elected to the Board of Directors. From 1996 to 2002, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc., a clothing retailer. From January 2002 until he joined the Company in April 2003, Mr. Gromek worked as an independent consultant. Over the last 25 years, Mr. Gromek has held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and AnnTaylor Stores Corporation. Mr. Gromek is the Chairman of the Board of Directors of Volunteers of America and a member of the Board of Governors of the Parsons School of Design.

Sheila A. Hopkins, 50, has been a director of the Company since July 2003. Ms. Hopkins currently serves as Vice President — Palmolive Equity Global Business Development at Colgate-Palmolive Company, a consumer products company. From September 1997 to January 2004, she served as Vice President, General Manager of Personal Care at Colgate-Palmolive Company. Previously she served as Vice President of U.S. Marketing at Tambrands and in various marketing positions at Procter & Gamble Company.

Donald L. Seeley, 62, has been a director of the Company since July 2005. Since April 2000 Mr. Seeley has been an adjunct lecturer and the director of the Applied Investment Management Program at the University of Arizona. From July 1997 to March 2000, Mr. Seeley was Vice Chairman and Chief Financial

Officer of True North Communications. Earlier, he was President and Chief Executive Officer of the Alexander Consulting Group. He currently is a member of the Board of Trustees of William Blair Mutual Funds.

Cheryl Nido Turpin, 58, has been a director of the Company since April 2004. From June 1994 to August 1997, Ms. Turpin served as President and Chief Executive Officer of The Limited Stores. She was President and Chief Executive Officer of Lane Bryant, a subsidiary of The Limited Stores, Inc., from January 1990 to June 1994. Ms. Turpin is a director of Footlocker, Inc.

Biographical Information of the Non-Director Executive Officers

Lawrence R. Rutkowski, 48, currently serves as the Company's Executive Vice President and Chief Financial Officer. From September 2003 until March 2005, Mr. Rutkowski served as the Company's Senior Vice President and Chief Financial Officer. Over the last 20 years, Mr. Rutkowski has held senior management positions at National Broadcasting Company/General Electric and Walt Disney Studios. From December 1999 to June 2003, he served as Executive Vice President and Chief Financial Officer at Primedia, Inc., a targeted media company. From November 1993 to December 1999, he served at National Broadcasting Company/General Electric as Senior Vice President and Chief Financial Officer Strategic Business Development and Controller of Corporate Finance.

Helen McCluskey, 51, joined the Company as Group President — Intimate Apparel in July 2004. Prior to joining the Company, Ms. McCluskey served as Group President of the Moderate Women's Sportswear division of Liz Claiborne Corporation, a designer and marketer of branded apparel, accessories and fragrance products, from August 2001 to June 2004. Previously, she spent 18 years at Sara Lee Corporation, a manufacturer and marketer of brand-name products, where she held executive positions in marketing, operations and general management, including President of Playtex Apparel from 1999 to 2001.

Frank Tworecke, 59, joined the Company as Group President — Sportswear in May 2004. From 1999 to April 2004, Mr. Tworecke served as President and Chief Operating Officer of Bon-Ton Stores, a department store operator. Previously, he was President and Chief Operating Officer of Jos. A. Bank. Mr. Tworecke has also held senior management positions with other specialty and department store retailers including MGR, Inc., Rich’s Lazarus Goldsmith’s, a division of Federated Department Stores (now known as the Macy’s Central division of Federated Department Stores), and John Wanamaker.

Roger A. Williams, 58, has served as the Company's Group President — Swimwear since May 2002. Mr. Williams owned his own private consulting firm from 1998 to 2002. Between 1994 and 1997, Mr. Williams served as Executive Vice President of Guess?. He also served as Executive Vice President of Donna Karan from 1992 to 1994. Mr. Williams also served as Chief Operating Officer of Authentic Fitness Corporation from 1990 to 1992. From 1982 to 1990, Mr. Williams served as Chief Operating Officer of Olga Intimate Apparel and Group President, Warnaco Retail, and thereafter as Executive Vice President and Chief Financial Officer for Warnaco Inc.

Dwight Meyer, 53, joined the Company as President, Global Sourcing, in April 2005 and is responsible for all aspects of the Company's worldwide sourcing operations. Mr. Meyer served as Executive Vice President of Global Sourcing of AnnTaylor Stores Corporation, a specialty clothing retailer of women's apparel, shoes and accessories, from 1996 until April 2005. Previously, he served as President and Chief Operating Officer of C.A.T. (a joint venture between AnnTaylor Stores Corporation and Cygne Design) and Vice President, Sourcing for the Abercrombie & Fitch division of M.A.S.T. Industries.

Stanley P. Silverstein, 53, currently serves as the Company's Executive Vice President — International Strategy and Business Development. From March 2005 until January 2006, Mr. Silverstein served as the Company’s Executive Vice President — Corporate Development. From March 2003 to March 2005, Mr. Silverstein served as the Company's Senior Vice President — Corporate Development and served as the Company's Chief Administrative Officer from December 2001 until January 2006. Mr. Silverstein served as the Company's Vice President and General Counsel from December 1990 until February 2003 and as its Secretary from January 1987 until May 2003. In May 2004, Mr. Silverstein, without admitting or denying the findings, entered into a settlement with the Securities and Exchange Commission (‘‘SEC’’) pursuant to which the SEC found that Mr. Silverstein had willfully aided and abetted and caused certain violations by the Company of the federal securities laws and issued an administrative order requiring that Mr. Silverstein cease and desist from causing any violations and any future violations of such laws. The order, which did not impose any fines or monetary penalties on Mr. Silverstein, censured him pursuant to the SEC's Rules of Practice and required that he disgorge certain incentive compensation for 1998, with interest. In addition, the order provides that until May 11, 2006, Mr. Silverstein may neither sign documents to be filed with the SEC by or on behalf of the Company nor participate in or be responsible for the preparation or review of such filings, except under limited circumstances.

Jay A. Galluzzo, 31, currently serves as the Company's Senior Vice President, General Counsel and Secretary. From March 2003 to March 2005, Mr. Galluzzo served as the Company's Vice President and General Counsel and has served as the Company's Secretary since May 2003. Mr. Galluzzo was associated with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from October 2000 to March 2003.

Elizabeth Wood, 44, joined the Company as Senior Vice President — Human Resources in September 2005. From May 2002 to August 2005, Ms. Wood served as a consultant for Breakthrough Group, a consulting company that focuses on executive and employee training and development. From May 1996 to February 2002, Ms. Wood served as the Executive Vice President of Human Resources of Brooks Brothers, Inc. Previously, Ms. Wood served as Corporate Human Resources Director of Marks and Spencer Group, plc.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

The Board of Directors has determined that Messrs. Bell, Bowman, Goeltz, Perrin and Seeley and Mmes. Hopkins and Turpin (comprising a majority of the Company's Board of Directors) are independent directors as defined in the NASDAQ listing standards.

The Board of Directors has adopted Corporate Governance Guidelines, a Code of Ethics for Principal Executive and Senior Financial Officers and an Employee Code of Business Conduct and Corporate Ethics Policy, all of which are posted, along with the Company's Charter, By-Laws and Committee Charters, on the corporate governance page of the Company's internet website located at www.warnaco.com. Any amendment to, or waiver of, the Code of Ethics for Principal Executive and Senior Financial Officers will be disclosed on the Company's website. The Company does not currently expect to make any such waivers.

The Board of Directors held ten meetings in the fiscal year ended December 31, 2005 (‘‘Fiscal 2005’’). During Fiscal 2005, all of the directors attended at least 75% of the meetings of the Board of Directors and the respective committees of the Board of Directors of which they were a member. The Company strongly encourages, but does not require, members of the Board of Directors to attend annual stockholder meetings. All of the Company's then-sitting directors attended last year's annual meeting.

The Board of Directors has adopted certain processes for receiving communications from stockholders. Stockholders of the Company may contact any member (or all members) of the Board of Directors (including, without limitation, any committee of the Board or any chair of any such committee) by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, stockholders may address correspondence to the Board of Directors or any such individual directors or group or committee of directors by either name or title. All such correspondence shall be sent to the Company ‘‘c/o Corporate Secretary’’ at The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018. This contact information is also available on the corporate governance page of the Company's internet website at www.warnaco.com. On the corporate governance page, stockholders will find an on-line form that may be used for writing an electronic message to the Board of Directors, any individual director, or any group or committee of directors. The website includes instructions for sending any such message. All communications received from stockholders will be opened by the Company's Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company's directors. Any contents that are not in the nature of advertising or promotions of a product or service will be forwarded promptly to the addressees. Communications which consist of stockholder proposals must instead follow the procedures set forth under ‘‘Stockholder Proposals’’ on page 27 of this Proxy Statement and, in the case of recommendations for director candidates, the procedures set forth under ‘‘Nominating and Corporate Governance Committee’’ on page 7 of this Proxy Statement.

In Fiscal 2005, the Board of Directors had the following standing committees: Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

Audit Committee

The Audit Committee, which met 12 times in Fiscal 2005, is primarily responsible for: (1) monitoring the quality and integrity of the Company's financial statements and related disclosure and systems of internal controls regarding risk management, finance and accounting; (2) appointing the independent auditors and approving in advance the independent auditors' fee arrangements and other terms of service; (3) monitoring the independent auditors' qualifications and independence; (4) approving in advance any non-audit services to be provided by the independent auditors; (5) monitoring the performance of the Company's internal audit function and independent auditors; (6) providing an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors; (7) monitoring the Company's compliance with legal and regulatory requirements; (8) reviewing and approving related party transactions; and (9) issuing the report required by the SEC to be included in the Company's annual proxy statement.

In Fiscal 2005, the members of the Audit Committee were Mr. Bowman, Mr. Goeltz, Chairman, Ms. Hopkins, Mr. Perrin and Mr. Seeley (since July 12, 2005) (each of whom continues to serve on the Audit Committee as of the date of this Proxy Statement). Each member of the Audit Committee during Fiscal 2005 was, and each current member is, an independent director under the NASDAQ listing standards and qualified pursuant to the additional NASDAQ requirements for audit committee members, in each case, as determined by the Board of Directors. The Board of Directors has determined that Mr. Goeltz is an ‘‘audit committee financial expert’’ as that term is defined in the applicable SEC rules and in satisfaction of the applicable audit committee requirements of the NASDAQ listing standards; however, he is not an auditor or accountant for the Company, does not perform field work and is not an employee of the Company. In accordance with the SEC's safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed an ‘‘expert’’ for any purpose, including without limitation for purposes of Section 11 of the Securities Act of 1933, as amended. In addition, such designation or identification does not impose on such person any duties, obligations or liability that are greater than that imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification and does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.

The Audit Committee has established procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, misuse or inappropriate use of corporate assets or auditing matters or potential violations of law; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters or potential violations of law. Such procedures are described in the Audit Committee's charter available on the corporate governance page of the Company's internet website located at www.warnaco.com.

The Audit Committee operates under a written charter which is available on the corporate governance page of the Company's internet website located at www.warnaco.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which met six times in Fiscal 2005, has as its primary purposes: (1) assisting the Board of Directors by actively identifying individuals qualified to become directors; (2) recommending to the Board of Directors the director nominees for election at annual meetings of stockholders; (3) recommending to the Board of Directors nominees to serve on committees of the Board of Directors and members of each committee to serve as Chair of that committee; (4) recommending to the Board of Directors compensation amounts (including cash and equity compensation) for Directors; (5) monitoring significant developments in the law and practice of corporate governance and of the duties and responsibilities of directors of public companies; (6) leading the Board of Directors, each committee of the Board of Directors and management in its annual performance self-evaluation, including establishing criteria to be used in connection with such evaluation; (7) overseeing compliance with the Company's code of conduct; and (8) developing, recommending to the Board of Directors and administering the Corporate Governance Guidelines of the Company.

In Fiscal 2005, the members of the Nominating and Corporate Governance Committee were Mr. Bell, Mr. Goeltz, Mr. Perrin, Chairman, Mr. Seeley (since July 12, 2005) and Ms. Turpin (each of whom continues to serve on the Nominating and Corporate Governance Committee as of the date of this Proxy Statement). Each member of the Nominating and Corporate Governance Committee during Fiscal 2005 was, and each current member is, an independent director under the NASDAQ listing standards as determined by the Board of Directors.

The Nominating and Corporate Governance Committee has adopted a policy to generally ensure that the minimum qualifications for serving as a director of the Company are that a nominee: (1) demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors' oversight of the business and affairs of the Company; and (2) be a person of the highest integrity and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee examines candidates' specific experiences and skills in light of: (1) the needs of the Company and the Board of Directors; (2) time availability in light of other commitments; (3) potential conflicts of interest; and (4) independence from management and the Company. The Nominating and Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above, who might be available to serve on the Board of Directors. From time to time, the Nominating and Corporate Governance Committee engages firms that specialize in identifying director candidates. During Fiscal 2005, the Company engaged Spencer Stuart, a global executive search firm, to perform such services.

The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders. In order to have a candidate considered by the Nominating and Corporate Governance Committee, stockholders must submit the following information: (1) the name of the stockholder and evidence of the stockholder's ownership of Common Stock, including the number of shares owned and the length of time of ownership and (2) the name of the candidate, the candidate's resume or a listing of his or her qualifications to be a director of the Company and the candidate's consent to be named as a director if selected by the Nominating and Corporate Governance Committee and nominated by the Board of Directors. The stockholder recommendation and information described above must be sent to the Nominating and Corporate Governance Committee ‘‘c/o Corporate Secretary’’ at The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018. The Nominating Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Company's Corporate Secretary not less than 120 days prior to the anniversary date of the Company's most recent annual meeting of stockholders. This information regarding the procedure for submitting stockholder nominations to the Board of Directors also can be found on the corporate governance page of the Company's internet website located at www.warnaco.com.

In considering Board of Director candidates submitted by stockholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Company and the Board of Directors as well as the qualifications of the candidate. The Nominating and Corporate Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Once a person has been identified by the Nominating and Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee will contact the candidate directly. Generally, if the candidate expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Corporate Governance Committee will request further information from the candidate, review the person's accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Nominating and Corporate Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments to assist in the evaluation process. The Committee's evaluation process shall not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Committee may take into consideration the number of shares held by a recommending stockholder and the length of time such shares have been held.

The Nominating and Corporate Governance Committee operates under a written charter which is available on the corporate governance page of the Company's internet website located at www.warnaco.com.

Compensation Committee

The primary purpose of the Compensation Committee, which met seven times in Fiscal 2005, is to discharge the responsibilities of the Board of Directors relating to all compensation, including equity compensation, of the Company's executive officers. The Compensation Committee has overall responsibility for evaluating and making recommendations to the Board of Directors regarding (1) the performance and compensation of the Company's executive officers and (2) equity-based and incentive compensation plans, policies and programs of the Company. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the Company's annual proxy statement, in accordance with applicable rules and regulations. In addition, the Compensation Committee undertakes regular review of the Company’s executive compensation philosophy. In connection with such review as well as review of the practices of the Company’s industry peers and consultation with outside consultants, the Compensation Committee adjusts its executive compensation levels from time to time.

During Fiscal 2005, the members of the Compensation Committee were Mr. Bell, Chairman, Mr. Bowman, Ms. Hopkins, Mr. Perrin and Ms. Turpin (each of whom continues to serve on the Compensation Committee as of the date of this Proxy Statement). Each member of the Compensation Committee during Fiscal 2005 was, and each current member is, an independent director under the NASDAQ listing standards as determined by the Board of Directors.

The Compensation Committee operates under a written charter which is available on the corporate governance page of the Company's internet website located at www.warnaco.com.

Compensation Committee Interlocks and Insider Participation

None.

Compensation of Directors

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors approved Fiscal 2005 compensation for independent directors of the Company (other than the Company's Non-Executive Chairman, whose compensation is described separately below) of (i) $35,000 in cash and (ii) Common Stock issued under The Warnaco Group, Inc. 2005 Stock Incentive Program (the ‘‘2005 Stock Incentive Plan’’) with a value of $60,000, as well as fees of $1,500 per day for attendance at meetings of the Board of Directors and $1,200 per day for attendance at meetings of its committees. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors approved Fiscal 2005 compensation for Mr. Perrin, the Company's Non-Executive Chairman, of (i) $200,000 in cash and (ii) Common Stock issued under the 2005 Stock Incentive Plan with a value of $110,000. In addition, in Fiscal 2005 the Chairmen of the Audit, Compensation and Nominating and Corporate Governance Committees were paid additional fees of $10,000, $5,000 and $0, respectively. Directors of the Company were also reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees.

The Company does not pay any additional remuneration to employees who serve as directors of the Company.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to the Common Stock issuable under The Warnaco Group, Inc. 2003 Stock Incentive Plan (the ‘‘2003 Stock Incentive Plan’’) and the 2005 Stock Incentive Plan, both of which have been approved by the Company’s stockholders. The Company currently has no other equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Further Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
	(A)	(B)	(C)
Equity compensation plans approved by stockholders	4,005,961(a)	$16.24(b)	2,130,721(c)
Equity compensation plans not approved by stockholders	n/a	n/a	n/a

(a)	In addition to outstanding stock options, this number reflects 42,661 outstanding restricted stock units which may be settled in Common Stock.

(b)	In calculating the weighted average exercise price in this column, the 42,661 restricted stock units referred to in note (a) have been excluded because they have no exercise price.

(c)	A portion of the securities remaining available for issuance under the Company’s equity compensation plans may also be issued in the form of grants of restricted stock.

Beneficial Ownership of Company Common Stock

The following table sets forth certain information with respect to beneficial ownership of Common Stock as of March 31, 2006 (except as described below) by (1) each of the Company’s directors, (2) each of the Named Executives listed on the Summary Compensation Table on page 12 of this Proxy Statement, (3) all of the Company’s directors and executive officers as a group and (4) each person or entity known by the Company to beneficially own five percent or more of any class of the Company's voting securities. The number of shares shown are those beneficially owned, as determined under the applicable rules of the SEC for the purposes of this Proxy Statement, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

	Shares Beneficially Owned
Name	Number of Shares	Percent of Shares
David A. Bell (a)	9,893	*
Robert A. Bowman (a)	4,684	*
Richard Karl Goeltz (a)	9,193	*
Joseph R. Gromek (a) (b)	735,718	1.6%
Sheila A. Hopkins (a)	5,750	*
Charles R. Perrin (a)	18,483	*
Donald L. Seeley (a)	2,197	*
Cheryl Nido Turpin (a)	8,791	*
Lawrence R. Rutkowski (a) (c)	225,077	*
Stanley P. Silverstein (a) (d)	217,905	*
Helen McCluskey (a) (e)	118,034	*
Frank Tworecke (a) (f)	198,814	*
All directors and executive officers as a group (16 persons) (g)	1,960,066	4.1%
5% Stockholders
Lord, Abbett & Co. LLC (h)	4,243,979	9.0%
Chilton Investment Co., Inc. (i)	3,209,573	6.8%
Hotchkis and Wiley Capital Management, LLC (j)	2,695,300	5.7%
T. Rowe Price Associates, Inc. (k)	2,338,600	5.0%

*	Less than 1%

(a)	The business address of each of the directors and executive officers is c/o The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018.

(b)	The number of shares beneficially owned includes 492,500 vested but unexercised options. The number of shares beneficially owned also includes 111,933 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.

(c)	The number of shares beneficially owned includes 163,600 vested but unexercised options. The number of shares beneficially owned also includes 36,816 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.

(d)	The number of shares beneficially owned includes 162,000 vested but unexercised options. The number of shares beneficially owned also includes 37,430 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.

(e)	The number of shares beneficially owned includes 70,000 vested but unexercised options. The number of shares beneficially owned also includes 40,992 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and 2005 Stock Incentive Plan.

(f)	The number of shares beneficially owned includes 70,000 vested but unexercised options and 70,000 options that vest within 60 days after March 31, 2006. The number of shares beneficially owned also includes 32,481 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and 2005 Stock Incentive Plan.

(g)	The number of shares beneficially owned includes an aggregate of 1,304,600 options that have vested or will vest within 60 days after March 31, 2006. The number of shares beneficially owned also includes an aggregate of 343,739 shares of restricted stock issued pursuant to the 2003 Stock Incentive Plan and the 2005 Stock Incentive Plan.

(h)	Information based solely on a Schedule 13G, filed with the SEC on February 14, 2006 by Lord, Abbett & Co. LLC (‘‘Lord Abbett’’), 90 Hudson Street, Jersey City, New Jersey 07302, reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to the Schedule 13G, Lord Abbett has sole voting power and sole dispositive power with respect to all such shares.

(i)	Information based solely on a Schedule 13G/A, filed with the SEC on February 14, 2006 by Chilton Investment Company, LLC (‘‘Chilton’’), 1266 East Main Street, 7th Floor, Stamford, Connecticut, 06902, reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to the Schedule 13G/A, Chilton has sole voting power and sole dispositive power with respect to all such shares.

(j)	Information based solely on a Schedule 13G/A, filed with the SEC on February 14, 2006 by Hotchkis and Wiley Capital Management, LLC (‘‘Hotchkis and Wiley’’), 725 South Figueroa Street, 39th Floor, Los Angeles, California 90017-5439, reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to the Schedule 13G/A, Hotchkis and Wiley has sole voting power with respect to 1,783,900 shares and sole dispositive power with respect to all of the shares set forth in the table.

(k)	Information based solely on a Schedule 13G, filed with the SEC on February 13, 2006 by T. Rowe Price Associates, Inc. (‘‘Price Associates’’), 100 E. Pratt Street, Baltimore, Maryland 21202, reporting the beneficial ownership of the shares of Common Stock set forth in the table. According to the Schedule 13G, Price Associates has sole voting power with respect to 301,400 shares and sole dispositive power with respect to all of the shares set forth in the table.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that executive officers and directors of the Company and stockholders who own more than ten percent of the Common Stock file reports of ownership and changes in ownership with the SEC and NASDAQ. Executive officers and directors of the Company and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all such Section 16(a) forms that they file.

Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that, during Fiscal 2005, all Section 16(a) filing requirements applicable to the executive officers and directors of the Company and greater than ten percent stockholders were complied with.

COMPENSATION OF EXECUTIVE OFFICERS

Set forth below are tables prescribed by the proxy rules of the SEC which present the compensation of (1) Mr. Gromek, the Company's Chief Executive Officer during Fiscal 2005 and (2) the four most highly compensated executive officers during Fiscal 2005 other than the Chief Executive Officer, namely Messrs. Rutkowski, Silverstein and Tworecke and Ms. McCluskey (collectively, the ‘‘Named Executives’’).

Summary Compensation Table

The following table discloses compensation paid or to be paid to the Named Executives with respect to each of the three fiscal years ended January 3, 2004, January 1, 2005 and December 31, 2005.

	Annual Compensation						Long Term Compensation Awards
	Year	Salary	Bonus		Other Annual Compensation		Restricted Stock Awards (a)		Securities Underlying Options/ SARs (Shares)		All Other Compensation
Name and Principal Position
Joseph R. Gromek (b)	2005	$941,667	$712,500	(c)	$107,222	(d)	$1,192,376	(e)	127,500		$276,092	(f)
President and Chief	2004	$900,026	$864,000	(g)	$67,740	(h)	—		—		$8,387	(i)
Executive Officer	2003	$627,715	$571,175	(j)		(k)	$1,432,500	(l)	600,000	(m)	$3,977	(n)
Lawrence R. Rutkowski (o)	2005	$550,000	$351,000	(p)		(k)	$333,669	(q)	40,800		$46,295	(r)
Executive Vice President	2004	$550,016	$369,600	(s)		(k)	—		—		$4,700	(t)
and Chief Financial	2003	$162,538	$150,000	(u)		(k)	$837,500	(v)	200,000	(w)	$110	(x)
Officer
Stanley P. Silverstein	2005	$525,000	$335,000	(y)	$6,132	(z)	$327,058	(aa)	39,000		$59,361	(bb)
Executive Vice President—	2004	$512,515	$352,800	(cc)	$44	(z)	$265,650	(dd)	75,000		$6,570	(ee)
International Strategy and	2003	$450,018	$637,500	(ff)	$44	(z)	$344,850	(gg)	132,000		$3,864	(hh)
Business Development
Helen McCluskey(ii)	2005	$650,000	$250,000	(jj)	$758	(z)	$27,518	(kk)	—		$37,701	(ll)
Group President—	2004	$300,422	$250,000	(mm)	$5,597	(z)	$709,800	(nn)	210,000	(oo)	$3,290	(pp)
Intimate Apparel	2003	—	—		—		—		—		—
Frank Tworecke (qq)	2005	$700,000	$500,000	(rr)	$173,187	(ss)	$38,157	(tt)	—		$58,328	(uu)
Group President—	2004	$453,667	$309,288	(vv)	$159,424	(ww)	632,800	(xx)	210,000	(yy)	$6,550	(zz)
Sportswear	2003	—	—		—		—		—		—

(a)	The Company does not pay dividends on its Common Stock.

(b)	Mr. Gromek was elected President and Chief Executive Officer of the Company on April 15, 2003.

(c)	Represents total annual bonus for Fiscal 2005 paid in March 2006, comprised of (i) an award of $558,600 granted pursuant to the Incentive Compensation Plan and (ii) a discretionary award of $153,900 granted by the Compensation Committee.

(d)	Includes $37,126 in respect of reimbursed legal fees incurred in connection with the negotiation of Mr. Gromek’s employment agreement; $45,282 in respect of reimbursement of taxes; $18,000 in respect of car allowance; and $6,814 in respect of automobile services.

(e)	Represents 42,500 shares of restricted stock granted in Fiscal 2005, of which 14,167 shares vested on March 2, 2006 and 12,121 restricted stock units granted as part of a supplemental award (as described below under ‘‘Employment Agreements’’) in Fiscal 2005, of which no units have yet vested. One-third of the shares of restricted stock vest on March 2, 2007 and an additional one-third vest on March 2, 2008 and one-half of the restricted stock units vest on April 14, 2008 and an additional one-half on the date Mr. Gromek reaches age 65. At December 31, 2005, Mr. Gromek held (i) 80,000 shares of restricted stock, the value of which was $26.72 per share and $2,137,600 in the aggregate and (ii) 12,121 restricted stock units, the value of which was $26.72 per unit and $323,873 in the aggregate.

(f)	Represents $2,350 in respect of Company paid premiums for certain group term life insurance; Company contribution of $9,138 made pursuant to The Warnaco Group, Inc. Employee Savings Plan (the ‘‘Savings Plan’’); and $264,604 in respect of an unfunded deferred compensation arrangement (credited to Mr. Gromek’s Notional Account as part of his supplemental award (as described below under ‘‘Employment Agreements’’)).

(g)	Represents total annual bonus for fiscal 2004 paid in March 2005, comprised solely of an award of $864,000 granted pursuant to the Incentive Compensation Plan.

(h)	Includes $22,720 in respect of reimbursed legal fees incurred in connection with the negotiation of Mr. Gromek's employment agreement; $27,020 in respect of reimbursement of taxes; and $18,000 in respect of car allowance.

(i)	Represents $4,902 in respect of Company paid premiums for certain group term life insurance and Company contribution of $3,485 made pursuant to the Savings Plan.

(j)	Represents total annual bonus for fiscal 2003 paid in March 2004, comprised of (i) an award of $332,088 granted pursuant to the Incentive Compensation Plan and (ii) a discretionary award of $239,087 granted by the Compensation Committee.

(k)	The Company has concluded that the aggregate amount of perquisites and personal benefits provided did not exceed the lesser of $50,000 or 10% of such Named Executive’s salary and bonus for the fiscal year.

(l)	Represents 150,000 shares of restricted stock granted in fiscal 2003, of which 37,500 shares vested on September 12, 2003; 37,500 vested on September 12, 2004; and 37,500 vested on September 12, 2005. The remainder of such shares will vest on September 12, 2006. This restricted stock was granted by the Compensation Committee in fiscal 2003 with the intent that no additional restricted stock would be granted to Mr. Gromek in fiscal 2004.

(m)	These stock options were granted by the Compensation Committee in fiscal 2003 with the intent that no additional stock options would be granted to Mr. Gromek in fiscal 2004.

(n)	Represents $827 in respect of Company paid premiums for certain group term life insurance and Company contribution of $3,150 made pursuant to the Savings Plan.

(o)	Mr. Rutkowski was elected Senior Vice President — Finance and Chief Financial Officer of the Company on September 11, 2003.

(p)	Represents total annual bonus for Fiscal 2005 paid in March 2006, comprised of (i) an award of $274,890 granted pursuant to the Incentive Compensation Plan and (ii) a discretionary award of $76,110 granted by the Compensation Committee.

(q)	Represents (i) 13,600 shares of restricted stock granted in Fiscal 2005 of which 4,534 shares vested on March 2, 2006 and an additional one-third will vest on each of March 2, 2007 and March 2, 2008 and (ii) 1,497 shares of restricted stock granted as part of a supplemental award (as described below under ‘‘Employment Agreements’’) in Fiscal 2005 of which no shares have yet vested, but will vest 50% on the earlier of (x) Mr. Rutkowski’s 62nd birthday and (y) upon Mr. Rutkowski obtaining 15 years of employment as an executive officer of the Company from February 4, 2003 (‘‘Vesting Service’’); and 100% on the earliest of (x) Mr. Rutkowski's 65th birthday, (y) the tenth anniversary of the date of grant and (z) Mr. Rutkowski's obtaining 20 years of Vesting Service. At December 31, 2005, Mr. Rutkowski held 40,097 shares of restricted stock, the value of which was $26.72 per share and $1,071,392 in the aggregate.

(r)	Represents $270 in respect of Company paid premiums for certain group term life insurance; Company contribution of $9,240 made pursuant to the Savings Plan; and $36,785 in respect of an unfunded deferred compensation arrangement (credited to Mr. Rutkowksi’s Notional Account as part of his supplemental award (as described below under ‘‘Employment Agreements’’)).

(s)	Represents total annual bonus for fiscal 2004 paid in March 2005, comprised solely of an award of $369,600 granted pursuant to the Incentive Compensation Plan.

(t)	Represents $270 in respect of Company paid premiums for certain group term life insurance and Company contribution of $4,430 made pursuant to the Savings Plan.

(u)	Represents total annual bonus for fiscal 2003 paid in March 2004, comprised of (i) an award of $123,506 granted pursuant to the Incentive Compensation Plan and (ii) a discretionary award of $26,494 granted by the Compensation Committee.

(v)	Represents 50,000 shares of restricted stock granted in fiscal 2003 of which 12,500 shares vested on each of February 29, 2004, February 28, 2005, and February 28, 2006. The remainder of such shares will vest on February 28, 2007. This restricted stock was granted by the Compensation Committee in fiscal 2003 with the intent that no additional restricted stock would be granted to Mr. Rutkowski in fiscal 2004.

(w)	These stock options were granted by the Compensation Committee in fiscal 2003 with the intent that no additional stock options would be granted to Mr. Rutkowski in fiscal 2004.

(x)	Represents Company portion of certain group term life insurance premiums.

(y)	Represents total annual bonus for Fiscal 2005 paid in March 2006, comprised of (i) an award of $262,395 granted pursuant to the Incentive Compensation Plan and (ii) a discretionary award of $72,605 granted by the Compensation Committee.

(z)	Represents reimbursement of taxes.

(aa)	Represents (i) 13,000 shares of restricted stock granted in Fiscal 2005, of which 4,334 shares vested on March 2, 2006 and an additional one-third will vest on each of March 2, 2007 and March 2, 2008 and (ii) 1,761 shares of restricted stock granted as part of a supplemental award (as described below under ‘‘Employment Agreements’’) in Fiscal 2005 of which no shares have yet vested, but will vest 50% on the earlier of (x) Mr. Silverstein's 62nd birthday and (y) upon Mr. Silverstein’s obtaining 15 years of Vesting Service; and 100% on the earliest of (x) Mr. Silverstein's 65th birthday, (y) the tenth anniversary of the date of grant and (z) Mr. Silverstein's obtaining 20 years of Vesting Service. At December 31, 2005, Mr. Silverstein held 33,011 shares of restricted stock, the value of which was $26.72 per share and $882,054 in the aggregate.

(bb)	Represents $3,855 in respect of Company paid premiums for certain group term life insurance; Company contribution of $9,240 made pursuant to the Savings Plan; $3,000 in respect of Company paid medical expenses; and $43,266 in respect of an unfunded deferred compensation arrangement (credited to Mr. Silverstein’s Notional Account as part of his supplemental award (as described below under ‘‘Employment Agreements’’)).

(cc)	Represents total annual bonus for fiscal 2004 paid in March 2005, comprised solely of an award of $352,800 granted pursuant to the Incentive Compensation Plan.

(dd)	Represents 15,000 shares of restricted stock granted in fiscal 2004 of which 5,000 shares vested on each of March 2, 2005 and March 2, 2006. The remainder of such shares will vest on March 2, 2007.

(ee)	Represents $414 in respect of Company paid premiums for certain group term life insurance; $3,000 in respect of Company paid medical expenses; and Company contribution of $3,156 made pursuant to the Savings Plan.

(ff)	Represents total annual bonus for fiscal 2003, comprised of (i) an award of $163,800 granted pursuant to the Incentive Compensation Plan paid in March 2004; (ii) a discretionary award of $136,200 granted by the Compensation Committee paid in March 2004; (iii) a retention bonus of $187,500 granted pursuant to the Company’s Key Domestic Employee Retention Program implemented in connection with the Company’s bankruptcy proceedings; and (iv) a confirmation bonus of $150,000 paid in connection with the Company’s emergence from bankruptcy.

(gg)	Represents 33,000 shares of restricted stock granted in fiscal 2003 of which 8,250 shares vested on each of September 12, 2003; September 12, 2004; and September 12, 2005. The remainder of such shares will vest on September 12, 2006.

(hh)	Represents $3,000 in respect of Company paid medical expenses and $864 in respect of Company portion of certain group term life insurance premiums.

(ii)	Ms. McCluskey was elected Group President — Intimate Apparel of the Company on July 15, 2004.

(jj)	Represents total annual bonus for Fiscal 2005 paid in March 2006, comprised of (i) an award of $107,016 granted pursuant to the Incentive Compensation Plan and (ii) a discretionary award of $142,984 granted by the Compensation Committee.

(kk)	Represents 1,120 shares of restricted stock granted as part of a supplemental award (as described below under ‘‘Employment Agreements’’) in Fiscal 2005 of which no shares have yet vested, but will vest 50% on the earlier of (x) Ms. McCluskey’s 62nd birthday and (y) upon Ms. McCluskey’s obtaining 15 years of Vesting Service; and 100% on the earliest of (x) Ms. McCluskey’s 65th birthday, (y) the tenth anniversary of the date of grant and (z) Ms. McCluskey’s obtaining 20 years of Vesting Service. At December 31, 2005, Ms. McCluskey held 24,453 shares of restricted stock, the value of which was $26.72 per share and $653,384 in the aggregate.

(ll)	Represents $940 in respect of Company paid premiums for certain group term life insurance; Company contribution of $9,240 made pursuant to the Savings Plan; and $27,521 in respect of an unfunded deferred compensation arrangement (credited to Ms. McCluskey’s Notional Account as part of her supplemental award (as described below under ‘‘Employment Agreements’’)).

(mm)	Represents total annual bonus for fiscal 2004 paid in March 2005, comprised of (i) an award of $89,744 granted pursuant to the Incentive Compensation Plan and (ii) a discretionary award of $160,256 granted by the Compensation Committee.

(nn)	Represents 35,000 shares of restricted stock granted in fiscal 2004 of which 11,667 shares vested on July 15, 2005. The remainder of such shares will vest on each of July 15, 2006 and July 15, 2007. This restricted stock was granted by the Compensation Committee in fiscal 2004 with the intent that no additional restricted stock would be granted to Ms. McCluskey in Fiscal 2005 (other than restricted stock granted as part of a supplemental award described in Note (kk) above).

(oo)	These stock options were granted by the Compensation Committee in fiscal 2004 with the intent that no additional stock options would be granted to Ms. McCluskey in Fiscal 2005.

(pp)	Represents $712 in respect of Company paid premiums for certain group term life insurance; and $2,578 for COBRA subsidy.

(qq)	Mr. Tworecke was elected Group President — Sportswear of the Company on May 2, 2004.

(rr)	Represents total annual bonus for Fiscal 2005 paid in March 2006, comprised of (i) an award of $417,774 granted pursuant to the Incentive Compensation Plan and (ii) a discretionary award of $82,226 granted by the Compensation Committee.

(ss)	Includes $14,265 in respect of reimbursed travel expenses related to relocation; $67,140 in respect of apartment rental; $73,782 in respect of reimbursement of taxes; and $18,000 in respect of car allowance.

(tt)	Represents 1,553 shares of restricted stock granted as part of a supplemental award (as described below under ‘‘Employment Agreements’’) in Fiscal 2005, of which no shares have yet vested, but will vest 50% on the earlier of (x) Mr. Tworecke’s 62nd birthday and (y) upon Mr. Tworecke’s obtaining 15 years of Vesting Service; and 100% on the earliest of (x) Mr. Tworecke’s 65th birthday, (y) the tenth anniversary of the date of grant and (z) Mr. Tworecke’s obtaining 20 years of Vesting Service. At December 31, 2005, Mr. Tworecke held 24,886 shares of restricted stock, the value of which was $26.72 per share and $664,954 in the aggregate.

(uu)	Represents $10,960 in respect of Company paid premiums for certain group term life insurance; Company contribution of $9,220 made pursuant to the Savings Plan; and $38,148 in respect of an unfunded deferred compensation arrangement (credited to Mr. Tworecke’s Notional Account as part of his supplemental award (as described below under ‘‘Employment Agreements’’)).

(vv)	Represents total annual bonus for fiscal 2004 paid in March 2005, comprised solely of an award of $309,288 granted pursuant to the Incentive Compensation Plan.

(ww)	Includes $33,454 in respect of reimbursed relocation expenses; $14,938 in respect of reimbursed legal fees; $30,772 in respect of apartment rental; $11,665 in respect of car allowance; and $68,595 in respect of reimbursement for taxes.

(xx)	Represents 35,000 shares of restricted stock granted in fiscal 2004 of which 11,667 shares vested on May 1, 2005. The remainder of such shares will vest on each of May 1, 2006 and May 1, 2007. This restricted stock was granted by the Compensation Committee in fiscal 2004 with the intent that no additional restricted stock would be granted to Mr. Tworecke in Fiscal 2005 (other than restricted stock granted as part of a supplemental award described in Note (tt) above).

(yy)	These stock options were granted by the Compensation Committee in fiscal 2004 with the intent that no additional stock options would be granted to Mr. Tworecke in Fiscal 2005.

(zz)	Represents $5,869 in respect of Company paid premiums for certain group term life insurance and $681 for COBRA subsidy.

Option/SAR Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options/ SARs Granted		% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price	Expiration Date	Grant Date Present Value $ (a)
Joseph R. Gromek	127,500	(b)	13.01%	$21.83	May 23, 2015	$1,034,790
Lawrence R. Rutkowski	40,800	(b)	4.16%	$21.83	May 23, 2015	$331,133
Stanley P. Silverstein	39,000	(b)	3.98%	$21.83	May 23, 2015	$316,524
Helen McCluskey	—		—	—	—	—
Frank Tworecke	—		—	—	—	—

(a)	Option grant date present value is calculated using the Black-Scholes-Merton method assuming: (1) a risk-free rate of return of 3.83%; (2) a 36-month vesting schedule; (3) expected volatility of the market price of the Common Stock of 30%; (4) a ten-year option term; and (5) an expected option life of six years. These assumptions are the same assumptions used to determine stock-based compensation expense included in the Company's financial statements for Fiscal 2005.

(b)	One-third of such options vested on March 2, 2006 and an additional one-third of such options vest on each of March 2, 2007 and March 2, 2008.

Aggregated Option/SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/SAR Values

	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)	Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($)
Name (a)	Exercisable/Unexercisable	Exercisable/Unexercisable
Joseph R. Gromek	450,000/277,500	$7,726,500/$3,198,975
Lawrence R. Rutkowski	100,000/140,800	$997,000/$1,196,512
Stanley P. Silverstein	124,000/122,000	$1,835,980/$1,178,120
Helen McCluskey	70,000/140,000	$450,800/$ 901,600
Frank Tworecke	70,000/140,000	$604,800/$1,209,600

(a)	None of the Named Executives exercised any stock options in Fiscal 2005.

Pension Plan Table

AVERAGE ANNUAL COMPENSATION	YEARS OF SERVICE
BEST 13 YEARS	5	10	15	20	25	30
$100,000	$6,487	$12,975	$19,462	$25,949	$32,436	$38,924
$150,000	10,487	20,975	31,462	41,949	52,436	62,924
$200,000	12,247	22,895	33,677	44,903	56,129	67,354
$250,000	12,247	22,895	33,677	44,903	56,129	67,354
$300,000	12,247	22,895	33,677	44,903	56,129	67,354

The table above sets forth the annual pension benefits payable at age 65 pursuant to the Company's Pension Plan (the ‘‘Pension Plan’’), which provides pension benefits to all qualified personnel based on the average highest 13 consecutive calendar years’ compensation multiplied by the years of credited service. Such benefits payable are expressed as straight life annuity amounts and are not subject to reduction for social security or other offset. Effective December 31, 2002, benefits under the Pension Plan were frozen, and, as a result, no future benefits will be earned by any participant in the Pension Plan. As of December 31, 2005, the following Named Executive has credited years of service under the Pension Plan as follows: Mr. Silverstein, 18 years, nine months. The current maximum remuneration covered by the Pension Plan for such individual is $200,000.

In addition, pursuant to a letter agreement with Mr. Tworecke, if Mr. Tworecke remains employed with the Company until April 2009, the Company will, subject to certain terms and conditions, provide him with a non-qualified pension benefit of $75,000 per year, payable following the termination of his employment with the Company for any reason other than for Cause (as defined in the Tworecke Agreement) for 15 years or, if earlier, until Mr. Tworecke’s death, provided that if the Company establishes a non-qualified pension plan for its senior executives generally, Mr. Tworecke will be entitled to the greater of the benefit provided for under the letter agreement or under the Company plan, and provided, further, that the payments due to Mr. Tworecke will be reduced by the value of any Tworecke Supplemental Awards (as defined in the Tworecke Agreement) that have vested as of the date of his termination. See ‘‘Employment Agreements’’ below.

Employment Agreements

Joseph R. Gromek. On December 22, 2004, the Company's Board of Directors, acting upon the recommendation of the Compensation Committee, approved, and Mr. Gromek entered into, an employment agreement (the ‘‘Gromek Agreement’’), which supersedes his prior agreement with the Company, dated as of April 14, 2003 (described below). The Gromek Agreement has an initial three-year and two-month term commencing on December 22, 2004 and continuing until March 1, 2008, with automatic one-year renewals thereafter unless notice of termination is given at least 180 days prior to the date on which the term would otherwise expire. Under the Gromek Agreement, Mr. Gromek's base salary was increased from $900,000 to $950,000 on March 1, 2005, with a target bonus opportunity equal to 100% of his base salary. Mr. Gromek is also generally entitled to employee benefits and perquisites on a basis no less favorable than provided other similarly-situated executives. In addition, the Gromek Agreement provides that, commencing in Fiscal 2005, Mr. Gromek has an annual target equity opportunity with a target value on the grant date equal to no less than 100% of his total cash compensation (base salary and target bonus opportunity). Additionally, commencing in Fiscal 2005, he is awarded annually a supplemental equity award equal to 30% of his prior year's total cash compensation (base salary and earned annual bonus) (the ‘‘Gromek Supplemental Award’’). The Gromek Supplemental Award will be granted in the form of restricted stock units; provided, that Mr. Gromek may elect to receive up to 50% of the value of such award in the form of a credit to a bookkeeping account on the Company's books (‘‘Notional Account’’). Amounts credited to Mr. Gromek's Notional Account will be credited (or debited) with the deemed positive (or negative) return based on the investment alternatives under the Company's 401(k) plan selected by Mr. Gromek in advance to apply to such account. Any Gromek Supplemental Award granted prior to April 14, 2008 will vest 50% on April 14, 2008 and 50% on Mr. Gromek's 65th birthday, while any Gromek Supplemental Award granted on or after April 14, 2008 will cliff vest 100% on Mr. Gromek's 65th birthday. Any vested Gromek Supplemental Award will be paid in accordance with Section 409A of the Internal Revenue Code (the ‘‘Code’’) after Mr. Gromek ceases to be employed by the Company.

If Mr. Gromek's employment terminates upon his death or disability, he (or his legal representatives or estate, as the case may be) will be entitled to (i) a pro-rata bonus for the year of termination based on the Company's performance for such year, (ii) a pro-rata Gromek Supplemental Award for the year of termination, payable immediately, and (iii) immediate vesting of all outstanding equity awards and any previously granted Gromek Supplemental Award, with any vested stock options remaining exercisable for two years following the date of termination or the remainder of the option term, if shorter. If Mr. Gromek's employment is terminated without Cause or by Mr. Gromek for Good Reason (each term as defined in the Gromek Agreement) or if the Company provides notice of non-renewal of the Gromek Agreement and terminates Mr. Gromek's employment at the end of the term, Mr. Gromek will be entitled to (i) payment of base salary and target bonus for the remainder of the term (but in no event more than 36 or less than 12 months), (ii) a pro-rata bonus for the year of termination based on the Company's performance for such year, (iii) immediate vesting of 50% of any unvested restricted stock award, (iv) two years (or the remainder of the option's term, if shorter) to exercise vested options, (v) immediate vesting of 25% of any previously granted Gromek Supplemental Award if termination is prior to April 14, 2008 and immediate vesting of 50% of the unvested Gromek Supplemental Awards if termination is on or after such date; provided, that any balance in Mr. Gromek's Notional Account shall vest pro-rata based on employment during the period from April 14, 2008 through Mr. Gromek's 65th birthday and (vi) continued participation in welfare benefit plans until the earlier of the end of the term (but in no event for more than 36 or less than 12 months) and the date he obtains equivalent coverage from subsequent employment.

If Mr. Gromek's employment is terminated by the Company without Cause or by Mr. Gromek for Good Reason upon or within one year following a Change in Control (as defined in the Gromek Agreement) or his employment is terminated by the Company without Cause within 90 days prior to a Change in Control (and such termination is in connection with, or in anticipation of, such Change in Control), Mr. Gromek will be entitled to (i) three times the sum of base salary plus target bonus, payable in a lump sum, (ii) a pro-rata bonus for the year of termination based on the Company's performance for such year, (iii) an amount equal to 90% of the total cash compensation used to determine the value of the Gromek Supplemental Award granted immediately prior to the date of termination, payable in a lump sum, (iv) immediate vesting of all outstanding equity awards and any previously granted Gromek Supplemental Award, with vested stock options remaining exercisable for the remainder of their original terms and (v) continued participation in welfare benefit plans until the earlier of 36 months from the date of his termination and the date he obtains equivalent coverage from subsequent employment. If any payments, benefits or entitlements provided to Mr. Gromek under the Gromek Agreement or otherwise are subject to federal excise tax as excess parachute payments and Mr. Gromek would be in a better position on an after-tax basis, such payments, benefits or entitlements will be reduced such that no federal excise tax will apply. Under the Gromek Agreement, Mr. Gromek is bound by a perpetual confidentiality covenant and is prohibited from competing with the Company both during employment and for 12 months following termination of employment. Additionally, for 18 months following termination of employment he is prohibited from soliciting or hiring employees of the Company and its affiliates and from soliciting their customers.

Under Mr. Gromek's prior agreement dated as of April 14, 2003 (the ‘‘Prior Agreement’’), Mr. Gromek received a base salary of $900,000 per year for the initial two-year term and employee benefits and perquisites consistent with those provided to the Company's other senior executives. In addition, the Prior Agreement provided for a target bonus opportunity equal to 100% of his base salary (pro-rated for partial years) and a guaranteed bonus for fiscal 2003 of no less than 50% of his base salary. Pursuant to the terms of the Prior Agreement, the Company granted to Mr. Gromek 150,000 restricted shares of Common Stock and a 10-year option to purchase 600,000 shares of Common Stock, each award made under the 2003 Stock Incentive Plan and subject to the terms and conditions set forth in the agreements evidencing the awards.

Lawrence R. Rutkowski. In connection with Mr. Rutkowski's employment, the Company entered into an employment agreement with Mr. Rutkowski dated September 11, 2003, which was amended effective August 11, 2005 (as amended, the ‘‘Rutkowski Agreement’’). The Rutkowski Agreement has an initial two-year term commencing September 15, 2003, with automatic one-year renewals thereafter unless notice of termination is given at least 120 days prior to the date on which the term would otherwise expire. Under the Rutkowski Agreement, Mr. Rutkowski receives a base salary of $550,000 (which may be reviewed annually for increase by the Compensation Committee in consultation with Mr. Gromek) and employee benefits and perquisites consistent with those provided to the Company's other senior executives. In addition, the Rutkowski Agreement provides for a target bonus opportunity equal to 70% of his base salary (pro-rated for fiscal 2003). The Rutkowski Agreement also provided for a grant of 50,000 shares of restricted stock (the ‘‘Initial Rutkowski RS Grant’’) and an option to purchase 200,000 shares of the Company's Common Stock (the ‘‘Initial Rutkowski Option’’), each award made under the 2003 Stock Incentive Plan and subject to the terms and conditions set forth in the agreements evidencing the awards. Each of these equity awards vested with respect to one-fourth of the shares covered thereby on each of February 29, 2004, February 28, 2005 and February 28, 2006, and an additional one-fourth of such shares will vest on February 28, 2007 provided that Mr. Rutkowski is employed by the Company on such date. Beginning with Fiscal 2005, Mr. Rutkowski receives annually a supplemental award equal to a certain percentage of his prior year's total cash compensation (base salary and earned annual bonus) (‘‘Rutkowski Supplemental Award’’). With respect to each of the executives that receive a supplemental award, including Mr. Rutkowski, the percentage is determined based on the executive's age, ranging from 6% at under age 40 to 13% at age 60 or older. The Rutkowski Supplemental Award is granted 50% in restricted stock (‘‘Career Shares’’) and 50% in the form of a credit to Mr. Rutkowski's Notional Account. Amounts credited to the Notional Account will be credited (or debited) with the deemed positive (or negative) return based on the investment alternatives approved by the Company for this purpose under its 401(k) plan and selected in advance by Mr. Rutkowski to apply to such account. The Career Shares vest 50% on the earlier of Mr. Rutkowski’s 62nd birthday or upon 15 years of vesting service and 100% on the earliest of Mr. Rutkowski's 65th birthday, 20 years of vesting service or the 10th anniversary of the grant date. Mr. Rutkowski's Notional Account vests 50% on the earlier of Mr. Rutkowski's 62nd birthday or five years of vesting service and 100% on the earlier of Mr. Rutkowski's 65th birthday or 10 years of vesting service. ‘‘Vesting service’’ is any service as an executive officer of the Company on or following February 4, 2003.

If Mr. Rutkowski's employment is terminated because of his death or disability, Mr. Rutkowski (or his estate or legal representative) is entitled to (i) a pro-rata target bonus for the fiscal year during which his employment terminates, (ii) immediate vesting of 50% of the remaining shares subject to the Initial Rutkowski RS Grant, (iii) immediate vesting of 50% of any unvested Rutkowski Supplemental Award and (iv) full vesting of the Initial Rutkowski Option, which will remain exercisable for 12 months following the date of termination. If Mr. Rutkowski's employment is terminated by the Company without Cause or by Mr. Rutkowski for Good Reason (each term as defined in the Rutkowski Agreement), Mr. Rutkowski is entitled to (i) salary continuation and participation in the Company's medical and dental plans for the remainder of the term of the agreement (but not less than 12 months), (ii) a pro-rata bonus for the fiscal year during which he is terminated and (iii) immediate vesting of that portion of the Initial Rutkowski RS Grant that would have vested if he had remained employed on the vesting date immediately following the date of his termination. In addition, that portion of the Initial Rutkowski Option that is vested on the date of his termination will remain exercisable for two years following the date of his termination, and any unvested portion of a Rutkowski Supplemental Award will be forfeited. If Mr. Rutkowski is terminated because the Company chooses not to renew the Rutkowski Agreement's term, Mr. Rutkowski is entitled to salary continuation and participation in medical and dental plans for six months, the vested portion of the Initial Rutkowski Option will remain exercisable for nine months following the date of termination and any unvested portion of a Rutkowski Supplemental Award will be forfeited.

If Mr. Rutkowski's employment is terminated by the Company without Cause or for Good Reason upon or within one year following a Change in Control (as defined in the Rutkowski Agreement), Mr. Rutkowski will be entitled to: (i) payment in a lump sum of an amount equal to two times base salary plus target bonus, (ii) a pro-rata target bonus for the year of termination, (iii) immediate vesting of the Initial Rutkowski RS Grant, the Initial Rutkowski Option (with the option remaining exercisable for six months following termination), all other outstanding equity awards and any previously granted Rutkowski Supplemental Award, with any stock options granted on or following August 11, 2005 remaining exercisable for 24 months or the option term, whichever is shorter, and (iv) continued participation in medical and dental plans until the earlier of 24 months from the date of termination and the date Mr. Rutkowski obtains equivalent coverage from subsequent employment.

If Mr. Rutkowski's employment is terminated by the Company for Cause or if he voluntarily resigns, he will forfeit any remaining shares subject to the Initial Rutkowski RS Grant, the unvested portion of the Initial Rutkowski Option and any unvested portion of a Rutkowski Supplemental Award. In addition, if Mr. Rutkowski is terminated by the Company for Cause, he will be required to return to the Company any shares of Common Stock that were previously subject to the Initial Rutkowski RS Grant and any such shares that vested within six months prior to the date of termination, and to sell back to the Company any shares purchased pursuant to the Initial Rutkowski Option within six months prior to the date of termination; if any such shares have been sold or otherwise disposed of, Mr. Rutkowski will be required to repay to the Company the aggregate fair market value of such shares (less, if applicable, the exercise price) as of the date of the sale or other disposition. In order to receive severance benefits, Mr. Rutkowski will be required to execute a release of claims against the Company and its affiliates. Under the terms of the Rutkowski Agreement, Mr. Rutkowski is bound by a perpetual confidentiality covenant, a 12-month post-termination non-competition covenant and an 18-month post-termination non-solicitation covenant.

If any payments, benefits or entitlements provided to Mr. Rutkowski under the Rutkowski Agreement or otherwise are subject to federal excise tax as excess parachute payments and Mr. Rutkowski would be in a better position on an after-tax basis, such payments, benefits or entitlements will be reduced such that no federal excise tax will apply.

Stanley P. Silverstein. In connection with Mr. Silverstein’s employment, the Company entered into an employment agreement with Mr. Silverstein dated August 11, 2005 (the ‘‘Silverstein Agreement’’). The Silverstein Agreement is for a term of three years, subject to automatic one-year renewals unless notice of termination is given at least 180 days prior to the date on which the term would otherwise expire. The Silverstein Agreement provides for an annual base salary of $525,000 (which may be reviewed annually for increase by the Board of Directors) and a target bonus opportunity equal to 85% of his base salary. In addition, commencing in Fiscal 2005, Mr. Silverstein is granted a supplemental award (the terms of which are substantially similar to the Supplemental Award granted to Mr. Rutkowski) (the ‘‘Silverstein Supplemental Award’’). The Silverstein Supplemental Award is granted 50% in Career Shares and 50% in a Notional Account (on terms and conditions substantially similar to those described for Mr. Rutkowski).

If Mr. Silverstein's employment is terminated because of his death or disability, he (or his legal representative or estate, as the case may be) will be entitled to (i) a pro-rata target bonus for the year of termination, (ii) immediate vesting of 50% of any unvested restricted shares (other than Career Shares) and (iii) immediate vesting of 50% of any unvested Silverstein Supplemental Award. If Mr. Silverstein's

employment is terminated by the Company without Cause or by Mr. Silverstein for Good Reason (each as defined in the Silverstein Agreement) or if the Company terminates Mr. Silverstein's employment by non-renewal of the Silverstein Agreement, Mr. Silverstein will be entitled to (i) payment of annual base salary as salary continuation for the remaining term of the employment agreement (but in no event for more than 24 or less than 12 months), (ii) immediate vesting of 50% of any unvested restricted shares (other than Career Shares), (iii) 12 months or the option term, if shorter, to exercise any vested stock options; provided such options were granted on or following the date of the employment agreement and (iv) continued participation in welfare benefit plans until the earlier of the end of the term (but in no event more than 24 or less than 12 months) or the date Mr. Silverstein obtains equivalent coverage from subsequent employment.

If Mr. Silverstein’s employment is terminated by the Company without Cause or by Mr. Silverstein for Good Reason upon or within one year following a Change in Control (as defined in the Silverstein Agreement), Mr. Silverstein will be entitled to (i) payment in a lump sum of an amount equal to the greater of base salary and target bonus for the remaining term of the Silverstein Agreement or two times base salary plus target bonus, (ii) a pro rata target bonus for the year of termination, (iii) immediate vesting of all outstanding equity awards and any previously granted Silverstein Supplemental Award, with any stock options granted on or following the date of the Silverstein Agreement remaining exercisable for 24 months or the option term, whichever is shorter, and (iv) continued participation in welfare benefit plans until the earlier of 24 months from the date of termination and the date Mr. Silverstein obtains equivalent coverage from subsequent employment. Under the Silverstein Agreement, Mr. Silverstein is bound by a perpetual confidentiality covenant and is prohibited from competing with the Company both during employment and for 12 months following termination of his employment. Additionally, for 18 months following termination of his employment, Mr. Silverstein is prohibited from soliciting or hiring employees of the Company and its affiliates and from soliciting its clients.

If any payments, benefits or entitlements provided to Mr. Silverstein under the Silverstein Agreement or otherwise are subject to federal excise tax as excess parachute payments and Mr. Silverstein would be in a better position on an after-tax basis, such payments, benefits or entitlements will be reduced such that no federal excise tax will apply.

Helen McCluskey. In connection with Ms. McCluskey’s employment, the Company entered into an employment agreement with Ms. McCluskey dated June 15, 2004, which was amended effective August 11, 2005 (as amended, the ‘‘McCluskey Agreement’’). The McCluskey Agreement has an initial three-year term effective July 15, 2004, with automatic one-year renewals thereafter unless notice of termination is given at least 120 days prior to the date on which the term would otherwise expire. Under the McCluskey Agreement, Ms. McCluskey is entitled to a base salary of $650,000 (which may be reviewed annually for increase by the Compensation Committee in consultation with Mr. Gromek) and employee benefits and perquisites consistent with those provided to the Company's other senior executives. The McCluskey Agreement provides for a target bonus opportunity equal to 70% of her base salary, which for fiscal year 2004 and Fiscal 2005 was in no event to be less than $250,000. The McCluskey Agreement also provided for a grant of 35,000 shares of restricted stock (the ‘‘Initial McCluskey RS Grant’’) and an option to purchase 210,000 shares of the Company's Common Stock (the ‘‘Initial McCluskey Option’’), each award made under the 2003 Stock Incentive Plan and subject to the terms and conditions set forth in the agreements evidencing the awards. Each of these initial equity awards vested with respect to one-third of the shares covered thereby on July 15, 2005 and an additional one-third will vest on each of July 15, 2006 and July 15, 2007, provided that Ms. McCluskey is employed by the Company on such date. Beginning with Fiscal 2005, Ms. McCluskey receives an annual supplemental award (the terms of which are substantially similar to the Supplemental Award granted to Mr. Rutkowski) (the ‘‘McCluskey Supplemental Award’’). The McCluskey Supplemental Award is granted 50% in Career Shares and 50% in a Notional Account (on terms and conditions substantially similar to those described for Mr. Rutkowski).

If Ms. McCluskey’s employment is terminated because of her death or disability, Ms. McCluskey (or her estate or legal representative) is entitled to (i) a pro-rata target bonus for the fiscal year during which her employment terminates, (ii) immediate vesting of 50% of the remaining shares subject to the Initial McCluskey RS Grant, (iii) immediate vesting of 50% of any unvested McCluskey Supplemental Award and (iv) full vesting of the Initial McCluskey Option, which will remain exercisable for 12 months following the date of termination. If Ms. McCluskey's employment is terminated by the Company without Cause or by Ms. McCluskey for Good Reason (as defined in the McCluskey Agreement), Ms. McCluskey is entitled to (i) salary continuation and participation in the Company's medical and dental plans for the remainder of the term of the agreement (but not less than 12 months), (ii) a pro-rata bonus for the fiscal year during which she is terminated and (iii) immediate vesting of that portion of the Initial McCluskey RS Grant that would have vested if she had remained employed on the vesting date immediately following the date of her termination. In addition, that portion of the Initial McCluskey Option that is vested on the date of her termination will remain exercisable for two years following the date of her termination, and any unvested portion of a McCluskey Supplemental Award will be forfeited. If Ms. McCluskey is terminated because the Company chooses not to renew the McCluskey Agreement's term, Ms. McCluskey is entitled to salary continuation and participation in medical and dental plans for twelve months, the vested portion of the Initial McCluskey Option will remain exercisable for nine months following the date of termination and any unvested portion of a McCluskey Supplemental Award will be forfeited.

If Ms. McCluskey's employment is terminated without Cause or for Good Reason upon or within one year following a Change in Control, Ms. McCluskey is entitled to: (i) payment in a lump sum of an amount equal to two times base salary plus target bonus, (ii) a pro-rata target bonus for the year of termination, (iii) immediate vesting of the Initial McCluskey RS Grant, the Initial McCluskey Option (with the option remaining exercisable for six months following termination), all other outstanding equity awards and any previously granted McCluskey Supplemental Award, with any stock options granted on or following August 11, 2005 remaining exercisable for 24 months or the option term, whichever is shorter, and (iv) continued participation in medical and dental plans until the earlier of 24 months from the date of termination and the date Ms. McCluskey obtains equivalent coverage from subsequent employment.

If Ms. McCluskey's employment is terminated by the Company for Cause or if she voluntarily resigns, she will forfeit any remaining shares subject to the Initial McCluskey RS Grant, the unvested portion of the Initial McCluskey Option and any unvested portion of a McCluskey Supplemental Award. In order to receive severance benefits, Ms. McCluskey will be required to execute a release of claims against the Company and its affiliates. Under the terms of the McCluskey Agreement, Ms. McCluskey is bound by a perpetual confidentiality covenant, a 12-month post-termination non-competition covenant and an 18-month post-termination non-solicitation covenant.

If any payments, benefits or entitlements provided to Ms. McCluskey under the McCluskey Agreement or otherwise are subject to federal excise tax as excess parachute payments and Ms. McCluskey would be in a better position on an after-tax basis, such payments, benefits or entitlements will be reduced such that no federal excise tax will apply.

Frank Tworecke. In connection with Mr. Tworecke's employment, the Company entered into an employment agreement with Mr. Tworecke dated April 21, 2004, which was amended effective August 11, 2005 (as amended, the ‘‘Tworecke Agreement’’). The Tworecke Agreement has an initial three-year term effective May 7, 2004, with automatic one-year renewals thereafter unless notice of termination is given at least 120 days prior to the date on which the term would otherwise expire. Under the Tworecke Agreement, Mr. Tworecke is entitled to a base salary of $700,000 (which may be reviewed annually for increase by the Compensation Committee in consultation with Mr. Gromek), employee benefits and perquisites consistent with those provided to the Company's other senior executives, a Company-provided apartment in New York and reimbursement for weekly travel between New York and Baltimore. The Company also entered into a letter agreement with Mr. Tworecke which provides that if Mr. Tworecke remains employed with the Company until April 2009, the Company will provide him with a non-qualified pension benefit of $75,000 per year, payable following the termination of his employment with the Company for any reason other than for Cause (as defined in the Tworecke Agreement) for 15 years or, if earlier, until Mr. Tworecke's death, provided that if the Company establishes a non-qualified pension plan for its senior executives generally, Mr. Tworecke will be entitled to the greater of the benefit provided for under the letter agreement or under the Company plan, and provided, further, that the payments due to Mr. Tworecke will be reduced by the value of any Tworecke Supplemental Awards (as defined below) that have vested as of the date of his termination. The Tworecke Agreement provides for a target bonus opportunity equal to 70% of his base salary, which for fiscal year 2004 was in no event to be less than $250,000. The Tworecke Agreement also provided for a grant of 35,000 shares of restricted stock (the ‘‘Initial Tworecke RS Grant’’) and an option to purchase 210,000 shares of the Company's Common Stock (the ‘‘Initial Tworecke Option’’), each award made under the 2003 Stock Incentive Plan and subject to the terms and conditions set forth in the agreements evidencing the awards. Each of these initial equity awards vested with respect to one-third of the shares covered thereby on May 1, 2005, and an additional one-third will vest on each of May 1, 2006 and May 1, 2007, provided that Mr. Tworecke is employed by the Company on such date. Beginning with Fiscal 2005, Mr. Tworecke receives an annual supplemental award (the terms of which are substantially similar to the Supplemental Award granted to Mr. Rutkowski) (the ‘‘Tworecke Supplemental Award’’). The Tworecke Supplemental Award is granted 50% in Career Shares and 50% in a Notional Account (on terms and conditions substantially similar to those described for Mr. Rutkowski).

If Mr. Tworecke's employment is terminated because of his death or disability, Mr. Tworecke (or his estate or legal representative) is entitled to (i) a pro-rata target bonus for the fiscal year during which his employment terminates, (ii) immediate vesting of 50% of the remaining shares subject to the Initial Tworecke RS Grant, (iii) immediate vesting of 50% of any unvested Tworecke Supplemental Award and (iv) full vesting of the Initial Tworecke Option, which will remain exercisable for 12 months following the date of termination. If Mr. Tworecke's employment is terminated by the Company without Cause or by Mr. Tworecke for Good Reason (as defined in the Tworecke Agreement), Mr. Tworecke is entitled to (i) salary continuation and participation in the Company's medical and dental plans for the remainder of the term of the agreement (but not less than 12 months), (ii) a pro-rata bonus for the fiscal year during which he is terminated and (iii) immediate vesting of that portion of the Initial Tworecke RS Grant that would have vested if he had remained employed on the vesting date immediately following the date of his termination. In addition, that portion of the Initial Tworecke Option that is vested on the date of his termination will remain exercisable for two years following the date of his termination and any unvested portion of a Tworecke Supplemental Award will be forfeited. If Mr. Tworecke is terminated because the Company chooses not to renew the Tworecke Agreement's term, Mr. Tworecke is entitled to salary continuation and participation in medical and dental plans for twelve months, the vested portion of the Initial Tworecke Option will remain exercisable for nine months following the date of termination and any unvested portion of a Tworecke Supplemental Award will be forfeited.

If Mr. Tworecke's employment is terminated without Cause or for Good Reason upon or within one year following a Change in Control (each term as defined in the Tworecke Agreement), Mr. Tworecke is entitled to: (i) payment in a lump sum of an amount equal to two times base salary plus target bonus, (ii) a pro-rata target bonus for the year of termination, (iii) immediate vesting of the Initial Tworecke RS Grant, the Initial Tworecke Option (with the option remaining exercisable for six months following termination), all other outstanding equity awards and any previously granted Tworecke Supplemental Award, with any stock options granted on or following August 11, 2005 remaining exercisable for 24 months or the option term, whichever is shorter, and (iv) continued participation in medical and dental plans until the earlier of 24 months from the date of termination and the date Mr. Tworecke obtains equivalent coverage from subsequent employment. If Mr. Tworecke's employment is terminated by the Company for Cause or if he voluntarily resigns, he will forfeit any remaining shares subject to the Initial Tworecke RS Grant, the unvested portion of the Initial Tworecke Option and any unvested portion of a Tworecke Supplemental Award. In order to receive severance benefits, Mr. Tworecke will be required to execute a release of claims against the Company and its affiliates. Under the terms of the Tworecke Agreement, Mr. Tworecke is bound by a perpetual confidentiality covenant, a 12-month post-termination non-competition covenant and an 18-month post-termination non-solicitation covenant.

If any payments, benefits or entitlements provided to Mr. Tworecke under the Tworecke Agreement or otherwise are subject to federal excise tax as excess parachute payments and Mr. Tworecke would be in a better position on an after-tax basis, such payments, benefits or entitlements will be reduced such that no federal excise tax will apply.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is responsible for administering the executive compensation plans and programs of the Company and for making recommendations to the Board of Directors regarding the compensation of, and benefits provided to, the executive officers of the Company. The Compensation Committee operates under the Compensation Committee Charter. All members of the Compensation Committee have been determined by the Board of Directors to be independent directors under the NASDAQ listing standards. In Fiscal 2005, the Compensation Committee independently engaged Towers Perrin to provide compensation consulting services to the Compensation Committee. In addition, the Company engaged Mercer Human Resource Consulting to provide comparable services to the Company.

General Policies Regarding Compensation of Executive Officers

In February 2006, the Compensation Committee revised its executive compensation philosophy as part of its regular review of its overall compensation philosophy and the Company’s compensation of its executive officers. In establishing compensation and benefit levels for executive officers, the Compensation Committee seeks to (1) retain and attract world-class talent; (2) pay competitively as measured against the Company’s peer group and the marketplace; (3) align Company and employee goals with stockholder interests; and (4) reward superior performance. To these ends, the Company's executive compensation package consists of base salary, annual incentive bonus and annual equity awards.

Base Salary

Base salary is targeted at the median of the Company’s peer group. Individual salary levels generally are determined based on the Compensation Committee's subjective assessment of prevailing salary levels among the Company's industry peers and other companies with which, in the Compensation Committee's view, the Company competes for executive talent (including non-public companies and companies in related industries, such as retailing or general apparel manufacturing).

In general, the Compensation Committee attempts to set base salaries at levels which will attract and retain highly qualified individuals. In selected cases, the Compensation Committee may conclude that excellent executive talent may only be attracted and retained by compensation packages in excess of prevailing market levels.

In making such judgments regarding the appropriate compensation level for a particular executive officer, the Compensation Committee from time to time consults with independent executive compensation consultants.

Annual Incentive Bonus

The Compensation Committee generally believes that, at higher executive levels, a greater percentage of an individual's total annual cash compensation opportunity should consist of variable compensation tied to the achievement of short-term goals of the Company.

Upon the recommendation of the Compensation Committee, the Board of Directors adopted and the Company's stockholders approved the Incentive Compensation Plan for the purpose of awarding annual cash bonuses to key employees and consultants, which plan is administered by the Compensation Committee. Under the Incentive Compensation Plan, the Compensation Committee has the discretion to determine awards to be granted to plan participants and the performance factors against which performance must be achieved in order to receive payment of awards. The annual incentive bonus is targeted at the median of the Company’s peer group and each executive officer has a target bonus opportunity. The Compensation Committee’s approach to setting goals for annual incentive bonuses is to set high goals, so that executives will strive to achieve performance measures that will lead the Company to outperform its peers. Strategic goals are set with the long-term objectives of the Company in mind, but for purposes of the Incentive Compensation Plan strategic goals are limited to the portion of the long-term objective that is achievable within the one-year measurement period for each executive. Incentive Compensation Plan payments reflect achievement against financial goals. Additionally, the

Compensation Committee may grant awards for extraordinary performance or performance which, in the Compensation Committee’s opinion, merits recognition though it may fall outside of the parameters of the Incentive Compensation Plan.

Annual Equity Awards

Stock-based incentives, consisting of stock options having exercise prices equal to 100% of the stock's fair market value on the grant date and restricted stock awards, constitute the long-term portion of the Company's executive compensation package. Restricted stock and stock options provide an incentive for executives to increase the return to the Company's stockholders. Specifically, in awarding stock-based incentives the Compensation Committee intends to: (1) reward executives for superior performance of the Company; (2) provide an important component of the overall competitive compensation package; (3) use equity incentives as an important retention tool; (4) align executives’ and stockholders’ interests; and (5) focus executives on attainment of long-term goals.

Upon the recommendation of the Compensation Committee, the Board of Directors adopted, and the Company's stockholders approved, the 2003 Stock Incentive Plan which provides for a variety of equity-based awards, including stock options, restricted stock awards and other stock-based awards. The 2003 Stock Incentive Plan, including awards granted thereunder, is administered by the Compensation Committee. Under the 2003 Stock Incentive Plan, the Compensation Committee has the discretion to determine the awards to be granted to plan participants and all terms and conditions of such awards.

In Fiscal 2005, upon the recommendation of the Compensation Committee, the Board of Directors adopted, and stockholders approved, the 2005 Stock Incentive Plan, which provides for a variety of equity-based awards, including stock options, restricted stock awards and other stock-based awards. The 2005 Stock Incentive Plan, including awards granted thereunder, is administered by the Compensation Committee. Under the 2005 Stock Incentive Plan, the Compensation Committee has discretion to determine the awards to be granted to plan participants and all terms and conditions of such awards.

Equity Ownership and Retention Policy

All of the Company’s Directors, the Chief Executive Officer and all other executive officers are subject to the Company’s Equity Ownership and Retention Policy for Directors and Senior Management (the ‘‘Equity Ownership and Retention Policy’’). Compliance with the Equity Ownership and Retention Policy, which was adopted by the Compensation Committee in fiscal 2003 and subsequently amended, is monitored by the Company’s General Counsel, under the supervision and direction of the Compensation Committee. Generally, the Equity Ownership and Retention Policy allows for the following: (1) a target equity ownership level for the chief executive officer of equity having a value of five times base salary; (2) a target equity ownership level for all executive officers (other than the Chief Executive Officer) of equity having a value of three times base salary; and (3) a target equity ownership level for directors of equity having a value of three times annual retainer. For purposes of calculating ownership levels under the Equity Ownership and Retention Policy, ownership includes: (1) Company-granted restricted stock upon which restrictions have lapsed; (2) open market purchases of Common Stock; (3) shares of Common Stock acquired pursuant to the exercise of stock options; and (4) the share value equivalent of gains on vested unexercised stock options.

Benefits and Perquisites

The Compensation Committee determines executive officers’ benefits and perquisites to meet competitive norms and to provide safety and financial security for retirement and insurance needs. In certain cases, benefits programs may be tied to Company or individual performance, but this is not the primary goal of such programs.

Limitations on Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers of the Company. To qualify for an exemption to such limitation, compensation in excess of $1.0 million per year paid to the Chief Executive Officer and to the other most highly compensated executive officers as of the end of the Company's fiscal year generally must constitute performance-based compensation under Section 162(m) of the Code. In order to so qualify, compensation must be paid solely on account of the attainment of one or more preestablished performance goals established by a committee of two or more ‘‘outside directors,’’ pursuant to an arrangement that has been disclosed to stockholders of a company and approved by a majority vote of its stockholders. Also, in order for an arrangement to give rise to fully deductible ‘‘performance-based’’ compensation, the terms of the arrangement must preclude the exercise of any discretion in the administration of the plan that would have the effect of increasing compensation paid thereunder to the employees covered by Section 162(m) of the Code.

The Compensation Committee is aware of the requirements for full deductibility of executive compensation under Section 162(m) of the Code. However, the Compensation Committee will balance the costs and burdens involved in such compliance against the value of the tax benefits to be obtained by the Company thereby and may, in certain instances, pay compensation that is not fully deductible, if the Compensation Committee determines that such costs and burdens outweigh such benefits.

Compensation of the Chief Executive Officer

The compensation, including annual base salary, annual incentive cash bonus and equity-based compensation, of Mr. Gromek, the Chief Executive Officer as of the end of Fiscal 2005, was governed by the Gromek Agreement (as described above in ‘‘Employment Agreements’’). Mr. Gromek's Fiscal 2005 cash bonus of $712,500 represented (i) an award of $558,600 granted pursuant to the Incentive Compensation Plan and (ii) a discretionary award of $153,900 granted by the Compensation Committee. In determining Mr. Gromek's compensation under the Gromek Agreement as well as the Prior Agreement, consideration was given to Mr. Gromek's substantial experience and expertise as a senior executive, his past performance in the industry and the compensation of his industry peers. The Compensation Committee included elements in the compensation package designed to take into account Mr. Gromek's personal performance as evaluated against pre-established objectives in a number of areas, including growth in the Company's core business segments, marketing effectiveness and leadership development. In order to ensure that his interests continue to be aligned with those of the Company's stockholders, Mr. Gromek's compensation was designed to be sensitive to the Company's overall performance. In addition, Mr. Gromek's compensation package includes stock-based awards, the value of which is directly linked to the Company's performance.

Members of the Compensation Committee

David A. Bell (Chairman)
Robert A. Bowman
Sheila A. Hopkins
Charles R. Perrin
Cheryl Nido Turpin

STOCK PRICE PERFORMANCE GRAPH

ANNUAL REPORT

The Company's Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 3, 2006 (the ‘‘Annual Report on Form 10-K’’), is being mailed with this Proxy Statement. The Company will furnish any exhibit to the Annual Report on Form 10-K upon the request of a stockholder of record as of the close of business on March 31, 2006 for a fee limited to the Company's reasonable expenses in furnishing such exhibit. Requests for exhibits to the Annual Report on Form 10-K should be directed to the Corporate Secretary, The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018.

The Annual Report on Form 10-K is not a part of the proxy solicitation materials.

STOCKHOLDER PROPOSALS

Under Rule 14a-8 of the Exchange Act as currently in effect, any holder of at least $2,000 in market value of Common Stock who has held such securities for at least one year and who desires to have a proposal presented in the Company's proxy material for use in connection with the annual meeting of stockholders to be held in 2007 must transmit that proposal (along with the stockholder's name, address, the number of shares of Common Stock that the stockholder holds of record or beneficially, the dates upon which the securities were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such shares through the date of the 2007 annual meeting of stockholders) in writing as set forth below. Proposals of stockholders intended to be presented at the 2007 annual meeting under Rule 14a-8 of the Exchange Act must be received by the Corporate Secretary, The Warnaco Group, Inc., 501 Seventh Avenue, New York, New York 10018, not later than December 25, 2006. In order for proposals of stockholders made outside of Rule 14a-8 to be considered ‘‘timely’’ within the meaning of Rule 14a-4(c) of the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by March 9, 2007.

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors is recommending ratification of the appointment by the Company's Audit Committee of Deloitte & Touche as independent registered public accounting firm of the Company for the fiscal year ending December 30, 2006. The Audit Committee is responsible for appointing and overseeing the work of the independent registered public accounting firm. Before the Company's independent registered public accounting firm is engaged to render any audit or permissible non-audit services, the engagement is approved in advance by the Audit Committee. If the stockholders do not ratify this appointment, the Audit Committee will reconsider its decision to appoint Deloitte & Touche.

Deloitte & Touche provided audit and other services during Fiscal 2005 and 2004 as set forth below:

FEES FOR SERVICES PROVIDED	Fiscal 2005	Fiscal 2004
Audit Fees (a)	$4,489,200	$5,146,200
Audit Related Fees (b)	1,319,000	160,000
Total Audit and Audit-Related Fees	5,808,200	5,306,200
Tax Fees (c)	662,900	1,070,300
All Other Fees	—	—
Total Fees	6,471,100	6,376,500

(a)	Audit Fees: For Fiscal 2005 and fiscal 2004, includes fees for the audit of the Company's annual consolidated financial statements, quarterly reviews of interim consolidated financial statements, statutory audits and procedures in connection with the Company's filings with the SEC.

(b)	Audit Related Fees: Audit related fees are fees for assurance and related services that are associated with the performance of the audit or review of the Company’s financial statements. For Fiscal 2005, includes fees for the audits of the Company’s employee benefit plans, certain royalty audits, and due diligence services related to acquisitions. For fiscal 2004, includes fees for the audits of the Company’s employee benefit plans and certain royalty audits.

(c)	Tax Fees: Includes fees for domestic and international tax planning and compliance services.

The Company has been advised by Deloitte & Touche that it will have a representative present at the Annual Meeting who will be available to respond to questions. The representative will also have the opportunity to make a statement if such representative desires to do so.

All properly executed proxies received prior to the Annual Meeting will be voted ‘‘FOR’’ the ratification of the appointment of Deloitte & Touche by the Board of Directors as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2006 unless contrary instructions are given.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY, WHICH IS DESIGNATED
AS ITEM NO. 2 ON THE ENCLOSED PROXY CARD.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter which is available on the corporate governance page of the Company's internet website located at www.warnaco.com. All members of the Audit Committee are independent directors under the NASDAQ listing standards and qualified pursuant to the additional NASDAQ requirements for audit committee members, in each case, as determined by the Board of Directors.

Management is responsible for the Company's internal controls and preparing the Company's consolidated financial statements. The Company's independent registered public accounting firm, Deloitte & Touche, is responsible for performing an independent audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee is responsible for overseeing the conduct of these activities and, subject to stockholder ratification, appointing the Company's independent registered public accounting firm. As stated above and in the Audit Committee's charter, the Audit Committee's responsibility is one of oversight. The Audit Committee does not provide any expert or special assurance as to the Company's financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Audit Committee relies on the information provided to it and on representations made by management and the independent registered public accounting firm.

The Audit Committee reviewed and discussed the Company's audited financial statements with management and the independent registered public accounting firm. Management represented to the Audit Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the Company's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and Rule 2-07 of Regulation S-X.

Deloitte & Touche provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed the independence of Deloitte & Touche with them.

Based on the Audit Committee's discussion with management and the independent registered public accounting firm and the Audit Committee's review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 prior to its filing with the SEC on March 3, 2006.

Members of the Audit Committee

Robert A. Bowman
Richard Karl Goeltz (Chairman)
Sheila A. Hopkins
Charles R. Perrin
Donald L. Seeley

OTHER MATTERS

The Company knows of no other matters which may come before the Annual Meeting other than the matters referred to in the accompanying Notice of Annual Meeting. However, if other matters properly come before the Annual Meeting, it is intended that the persons named as proxies in the accompanying proxy vote the shares represented thereon in accordance with their best judgment.

THE WARNACO GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 18, 2006
10:00 AM EDT

The Offices of the Company
501 Seventh Avenue
New York, New York 10018

The Warnaco Group, Inc. 501 Seventh Avenue New York, New York 10018	Proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2006.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted ‘‘FOR’’ Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Joseph R. Gromek, Lawrence R. Rutkowski and Jay A. Galluzzo, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

See reverse for voting instructions.

   Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 David A. Bell 02 Robert A. Bowman 03 Richard Karl Goeltz 04 Joseph R. Gromek	05 Sheila A. Hopkins 06 Charles R. Perrin 07 Donald L. Seeley 08 Cheryl Nido Turpin	Vote FOR all nominees (except as marked)	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right).

2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 30, 2006.	For	Against	Abstain
3. To transact such other matters as may properly come before the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box Indicate changes below:	Date ________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.